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                                                                    EXHIBIT 99.1



PRESS RELEASE                 Contact:  Bill Foust
                                        770-569-4203

                                        Paul Roberts
                                        770-569-4277




              SCHWEITZER-MAUDUIT ACQUIRES BRAZILIAN PAPER COMPANY


Alpharetta, GA, February 2, 1998. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced it has acquired a controlling interest in Companhia Industrial de Papel Pirahy ("Pirahy"), a specialty paper manufacturer located in Santanesia, near Rio de Janeiro, Brazil. Pirahy was previously a wholly owned subsidiary of Souza Cruz S.A.

Schweitzer-Mauduit paid US$61,984,476 for ownership of 99.97 percent of the shares of Pirahy. The remaining .03 percent of the Pirahy shares were acquired by certain minority shareholders of Souza Cruz who exercised their preemptive rights to acquire Pirahy shares. The acquisition was funded through a combination of existing cash and loans with Schweitzer-Mauduit's current banking group.

With 1997 sales of approximately $75 million, Pirahy is the largest supplier of tobacco-related papers to South America. It also produces printing and writing papers as well as papers for packaging and labeling applications.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer of Schweitzer-Mauduit commented that, "The acquisition of Pirahy with its five paper machines and coater provides approximately 63,000 metric tons of annual paper capacity and is an important strategic step for Schweitzer-Mauduit. It will increase our market share in South America of tobacco-related papers to approximately 51 percent. During 1998, we plan to improve the manufacturing capabilities of Pirahy to support the growing demand for high quality tobacco-related papers in the region. Also, the acquisition is not expected to have a material impact on Schweitzer-Mauduit's 1998 net income."

Mr. Deitrich also announced that Luiz Jose de Saboia e Silva has joined Schweitzer-Mauduit as President of Brazilian Operations. The other directors of Pirahy are Jose Carlos de Araujo Pedrosa-Finance, Paulo Monnerat do Valle-Commercial and Waldyr Ribeiro-Production.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil and Canada



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